As filed with the Securities and Exchange Commission on June 29, 2016

Registration No. 333-198165

Registration No. 333-167740

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Post-effective Amendment to Form S-8 Registration Statement No. 333-198165

Post-effective Amendment to Form S-8 Registration Statement No. 333-167740

Monarch Financial Holdings, Inc.

(Exact name of registrant as specified in its charter)

Virginia	20-4985388
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1435 Crossways Blvd.

Chesapeake, Virginia 23320

(757) 389-5111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Monarch Financial Holdings, Inc. 2014 Equity Incentive Plan

Monarch Financial Holdings, Inc. 2006 Equity Incentive Plan

(Full titles of plans)

Clyde E. McFarland, Jr.

Senior Executive Vice President and Chief Financial Officer

TowneBank

5716 High Street

Portsmouth, Virginia 23703

(757) 638-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-198165 registering 1,000,000 shares of Monarch Financial Holdings, Inc. common stock in connection with the Monarch Financial Holdings, Inc. 2014 Equity Incentive Plan; and

•	Registration Statement No. 333-167740 registering 630,000 shares of Monarch Financial Holdings, Inc. common stock in connection with the Monarch Financial Holdings, Inc. 2006 Equity Incentive Plan.

On June 24, 2016, pursuant to the Agreement and Plan of Reorganization, dated as of December 16, 2015, by and among TowneBank, Monarch Financial Holdings, Inc. (“Monarch”) and Monarch Bank, and a related Plan of Merger, Monarch was merged with and into TowneBank (the “Merger”). As a result of the Merger, Monarch ceased to exist as of 5:02 p.m. on June 24, 2016.

Upon the completion of the Merger, each outstanding share of Monarch common stock was converted into the right to receive 0.8830 shares of TowneBank common stock. Shares of Monarch common stock are no longer quoted on the NASDAQ Stock Market.

As a result of the Merger, Monarch has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by Monarch in the Registration Statements to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statements that remain unsold at the termination of the offering, TowneBank (as successor to Monarch) hereby terminates the effectiveness of the Registration Statements and deregisters any and all shares of Monarch common stock originally reserved for issuance under the plans covered by the Registration Statements and registered under the Registration Statements, which remain unsold or unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant (as successor to Monarch Financial Holdings, Inc.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portsmouth, Commonwealth of Virginia, on this 29th day of June, 2016.

TOWNEBANK
(as successor to Monarch Financial Holdings, Inc.)

By:	/s/ Clyde E. McFarland, Jr.
Clyde E. McFarland, Jr. Senior Executive Vice President and Chief Financial Officer

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